Exhibit 99.1

             Defense Technology Systems, Inc. Terminates
           Business Relationship with Georal International;
       One Million Shares to be Returned to Corporate Treasury

    NEW YORK--(BUSINESS WIRE)--April 12, 2005--Defense Technology Systems Inc. (OTCBB:DFTS) announced today the termination of its business relationship with Georal International, Ltd.
    The Company has notified Georal that due to their failure to perform, DFTS has terminated its agreement with Georal. As a result, one million shares of DFTS stock awarded to Georal will be returned to the Company. In turn, the patent for the Security Portal product will be returned to Georal. Since the signing of the agreement last year, certain historical corporate developments at Georal came to light that contibuted to the need to sever the business relationship. Additionally, it became clear to management that anticipated sales of Georal's Security Portal would not be forthcoming. Management has been active in continuing to further its business plan with the acquisition of a majority interest in DCI Corp. from NewMarket Technology, Inc. (OTCBB:NMKT) and further expanding its distribution agreements with video surveillance and structural security firms.

    About Defense Technology Systems, Inc.

    Defense Technology Systems, Inc. is an international provider of data and security solutions with two operating divisions.
    The Company's Defense Systems division was created in response to growing international security concerns. DWS offers a broad portfolio of security-related products, including ballistic glass and associated security systems. The highly skilled DWS Defense Systems team, working in collaboration with its partners, will design, develop, manufacture, install and market specialty products, equipment, and systems for the safety and security needs of all sectors of the domestic and international marketplace.
    The Company's Data division is a multi-regional manufacturer of electronic cable assemblies used in providing connectivity solutions for customers operating a wide range of data systems to include linking or connecting standard or proprietary electronic devices and peripheral components from different vendors to provide solutions for various customer equipment configurations and requirements. The Data division adds value by providing connectivity solutions, which may also include distributed sales of passive components such as electronic connectors, electronic wire and cable, cabinets and racks and patch panels, and active components including hubs, bridges, routers, gateways and modems.
    For more information on Defense Technology Systems, Inc. visit: www.defensetechnologysystems.com.

    This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: The LC Group
             Rick Lutz, 404-261-1196
             LCGroup@mindspring.com